Exhibit (l)(17)

                               PURCHASE AGREEMENT

     The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Boston Partners Asset Management, L.P. ("Boston Partners") intending to be legally bound, hereby agree with each other as follows:

     1. The Fund hereby offers Boston Partners and Boston Partners hereby purchases $____ worth of shares of each of Classes VV and WW Common Stock of the Boston Partners All-Cap Value Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $10.00.

     2. The Fund hereby acknowledges receipt from Boston Partners of funds in the amount of $_____ in full payment for the Shares.

     3. Boston Partners represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of ______, 2002.


                                     THE RBB FUND, INC.


                                     By:_________________________________
                                              Edward J. Roach
                                              President & Treasurer


                                     BOSTON PARTNERS ASSET MANAGEMENT, L.P., by
                                     BOSTON PARTNERS, INC., its General Partner

                                     By:_________________________________